Vanguard Asset Allocation Fund
Supplement to the Prospectus and Summary Prospectus Dated
January 28, 2011
Reorganization of Vanguard Asset Allocation Fund into Vanguard
Balanced Index Fund
The board of trustees (the ?board?) of Vanguard Malvern Funds (the ?Trust?) has approved an agreement and plan of reorganization (the ?agreement?) to reorganize Vanguard Asset Allocation Fund, a series of the Trust, into Vanguard
Balanced Index Fund, a series of Vanguard Valley Forge
Funds. The agreement
requires approval by Asset Allocation Fund shareholders and will be submitted for their consideration at a meeting to be held on January
26, 2012. If shareholders
approve the agreement, and if certain conditions required
 by the agreement are
satisfied, the reorganization is expected to occur shortly thereafter.
Under the agreement, shareholders of the Asset Allocation
 Fund will receive new
Investor Shares or Admiral? Shares, as appropriate, of the Balanced Index Fund in exchange for their shares of the Asset Allocation Fund, and the Asset Allocation
Fund will cease operations. It is anticipated that the reorganization will qualify as a tax-free reorganization for federal income tax purposes and that shareholders will
not recognize any gain or loss in connection with the reorganization.
Prior to the shareholder meeting, a combined proxy statement/prospectus will be issued to Asset Allocation Fund shareholders soliciting their approval of the reorganization. The proxy statement/prospectus will describe the reorganization,
provide a description of the new Balanced Index Fund
 shares, and include a
comparison of the Funds.
Closed to New Investors
Effective immediately, the Asset Allocation Fund is closed to new accounts, and will stop accepting purchase requests from existing accounts shortly before the reorganization is scheduled to occur.
Changes to the Asset Allocation Fund?s Investment
Objective,
Strategies, and Investment Advisor
The board of trustees of the Asset Allocation Fund
 has restructured the Asset
Allocation Fund?s investment advisory team, removing
 Mellon Capital
Management Corporation (Mellon Capital) as investment
 advisor and reallocating
the Asset Allocation Fund?s assets to Vanguard?s
Quantitative Equity Group and
Vanguard?s Fixed Income Group. This transition will
 involve significant turnover of
portfolio securities; however, due to capital loss
 carryforwards, it is not expected
to have a material tax impact on Asset Allocation
Fund shareholders.
The Asset Allocation Fund?s investment objective and
 strategies are changing
significantly in conjunction with the change in advisor.
 The new investment
objective, primary investment strategies, and risks of the Asset Allocation Fund will be identical to those of the Balanced Index Fund, so the board has proposed merging the Asset Allocation Fund into the Balanced
Index Fund.
In addition, in conjunction with the changes in investment
 advisor, investment
objective, primary investment strategies, and risks of the Asset Allocation Fund, it is anticipated that each of the four Vanguard
LifeStrategy? Funds, each a fund
of funds, will redeem its holdings of the Asset
Allocation Fund. Any expense
increase resulting from the Asset Allocation Fund?s
 reduced asset base will be
offset by the decrease in the Asset Allocation Fund?s
 advisory expenses and
other factors. As a result, the redemption is not expected to lead to an increase in the Asset Allocation Fund?s expense ratios.
Prospectus and Summary Prospectus Text Changes
The following text replaces the text under the headings
 identified:
Investment Objective
With 60% of its assets, the Fund seeks to track the performance of a benchmark index that measures the investment return of the overall U.S. stock
market. With 40% of its assets, the Fund seeks to track the performance of a broad, market-weighted bond index.
Primary Investment Strategies
The Fund employs a ?passive management??or indexing? investment approach designed to track the performance of two benchmark indexes. The
Fund invests by sampling its target indexes, meaning
 that it holds a range of
securities that, in the aggregate, approximate the full indexes in terms of key characteristics.
With approximately 60% of its assets, the Fund seeks
 to track the investment
performance of the MSCI US Broad Market Index, which
 represents 99.5% or
more of the total market capitalization of all the U.S. common stocks regularly traded on the New York Stock Exchange and the Nasdaq over-the-counter
market. The Fund typically holds 1,200?1,300 of the stocks in the Index and a representative sample of the remaining stocks.
With approximately 40% of its assets, the Fund seeks
 to track the investment
performance of the Barclays Capital U.S. Aggregate
Float Adjusted Index, which
measures a wide spectrum of public, investment-grade,
 taxable, fixed income
securities in the United States?including government,
 corporate, and
international dollar-denominated bonds, as well as mortgage-backed and assetbacked securities, all with maturities of more than 1 year.
 At least 80% of the
bond portion of the Fund is invested in bonds held in the Barclays Capital U.S.
Aggregate Float Adjusted Index, and all of the Fund?s
 bond holdings are selected
through the sampling process. The bond portion of the Fund maintains a dollarweighted average maturity consistent with that of the Index, which ranges
between 5 and 10 years.
Primary Risks
The Fund is subject to the risks associated with the
 stock and bond markets, any
of which could cause an investor to lose money. However,
 because stock and
bond prices can move in different directions or to different degrees, the Fund?s bond holdings may counteract some of the volatility experienced by the Fund?s
stock holdings.
? With approximately 60% of its assets allocated to
 stocks, the Fund is
proportionately subject to stock market risk, which
 is the chance that stock prices
overall will decline. Stock markets tend to move in cycles, with periods of rising prices and periods of falling prices. The Fund?s target index may, at times,
become focused in stocks of a particular sector, category, or group of companies.
? With approximately 40% of its assets allocated to
 bonds, the Fund is
proportionately subject to bond risks, including interest rate risk, which is the chance that bond prices overall will decline because of rising interest rates;
income risk, which is the chance that the Fund?s income will decline because of falling interest rates; credit risk, which is the chance that a bond issuer will fail to
pay interest and principal in a timely manner, or
 that negative perceptions of the
issuer?s ability to make such payments will cause
 the price of that bond to
decline; and call risk, which is the chance that during periods of falling interest rates, issuers of callable bonds may call (redeem)
 securities with higher
coupons or interest rates before their maturity dates. The Fund would then lose any price appreciation above the bond?s call price and would be forced to reinvest the unanticipated proceeds at lower interest rates, resulting in a decline in the Fund?s income. For mortgage-backed securities, this risk is known as
prepayment risk.
? The Fund is also subject to index sampling risk, which is the chance that the securities selected for the Fund will not provide investment performance matching that of the Fund?s target indexes.
Investment Advisor
The Vanguard Group, Inc.
Portfolio Managers
Gregory Davis, CFA, Principal of Vanguard and head of Vanguard?s Bond Index
Group. He has managed the bond portion of the Fund
 since September 2011.
Michael Perre, Principal of Vanguard. He has managed
 the stock portion of the
Fund since September 2011.
The table under ?Purchase and Sale of Fund Shares?
 is replaced with the following:
Account Minimums Investor Shares Admiral Shares
To open and maintain
an account $3,000 $50,000
To add to an existing
account
$100 (other than by
Automatic Investment
Plan, which has no
established minimum)
$100 (other than by
Automatic Investment
Plan, which has no
established minimum)
Prospectus Text Changes
The following text is added immediately prior to the More on the Fund section:
Investing in Index Funds
What Is Indexing?
Indexing is an investment strategy for tracking the performance of a specified market benchmark, or ?index.? An index is an unmanaged group of securities
whose overall performance is used as a standard to measure the investment performance of a particular market. There are many types of indexes. Some
represent entire markets?such as the U.S. stock market
 or the U.S. bond
market. Other indexes cover market segments?such as small-capitalization stocks or short-term bonds.
An index fund holds all, or a representative sample, of the securities that make up its target index. Index funds attempt to mirror the performance of the target index, for better or worse. However, an index fund does not always perform exactly like its target index. For example, like all mutual funds, index funds have
operating expenses and transaction costs. Market indexes do not, and therefore will usually have a slight performance advantage over funds that track them.
Index funds typically have the following characteristics:
? Variety of investments. Most Vanguard index funds generally invest in the securities of a wide variety of companies and industries.
? Relative performance consistency. Because they seek
 to track market
benchmarks, index funds usually do not perform dramatically better or worse than their benchmarks.
? Low cost. Index funds are inexpensive to run compared
 with actively managed
funds. They have low or no research costs and typically
 keep trading activity?
and thus brokerage commissions, dealer markups, and other transaction costs?to a minimum.
In the More on the Fund section, the following sections
 are replaced with
this text.
Market Exposure
Stocks
Approximately 60% of the Fund?s assets are invested
 in stocks.
The Fund is subject to stock market risk, which is the chance that stock prices overall will decline. Stock markets tend to move in cycles, with periods of rising prices and periods of falling prices. The Fund?s target index may, at times, become focused in stocks of a particular sector, category, or group of companies.
To illustrate the volatility of stock prices, the following table shows the best, worst, and average annual total returns for the U.S.
 stock market over various
periods as measured by the Standard & Poor?s 500
Index, a widely used
barometer of market activity. (Total returns consist
 of dividend income plus
change in market price.) Note that the returns shown
 do not include the costs of
buying and selling stocks or other expenses that a real-world investment portfolio would incur.
The table covers all of the 1-, 5-, 10-, and 20-year
 periods from 1926 through
2010. You can see, for example, that although the average return on common stocks for all of the 5-year periods was 10%, average returns for individual 5-year
periods ranged from ?12.4% (from 1928 through 1932)
 to 28.6% (from 1995
through 1999). These average returns reflect past performance of common stocks; you should not regard them as an indication of future performance of
either the stock market as a whole or the Fund in particular.
Although the Fund will typically include the largest
 1,200?1,300 stocks in the
MSCI US Broad Market Index, it will not include all of the securities in the Index.
Instead, the Fund will invest in a representative sample of stocks.
Stocks of publicly traded companies and funds that invest in stocks are often classified according to market value, or market capitalization. These classifications typically include small-cap, mid-cap, and large-cap. It?s important
to understand that, for both companies and stock funds, market-capitalization ranges change over time. Also, interpretations of size vary, and there are no
?official? definitions of small-, mid-, and large-cap,
 even among Vanguard fund
advisors. The asset-weighted median market capitalization
 of the Fund?s stock
portfolio as of December 31, 2010, was $29.7 billion.

Although the MSCI US Broad Market Index is dominated by large-cap stocks
(those tracked by the S&P 500 Index), small- and mid
-cap stocks are also
U.S. Stock Market Returns
(1926?2010)
1 Year 5 Years 10 Years 20 Years
Best 54.2% 28.6% 19.9% 17.8%
Worst ?43.1 ?12.4 ?1.4 3.1
Average 11.8 10.0 10.6 11.3
represented. As of December 31, 2010, approximately
 23% of the market value of
the MSCI US Broad Market Index was made up of securities that were not in the S&P 500 Index. Historically, small- and mid-cap stocks have been more volatile
than?and at times have performed quite differently from?large-cap stocks.
Bonds
Approximately 40% of the Fund?s assets are invested
 in bonds.
The Fund is subject to interest rate risk, which is
 the chance that bond
prices overall will decline because of rising interest rates. Interest rate risk should be moderate because the average term of the Fund?s bond
portfolio is generally intermediate-term, and because the Fund?s bond holdings represent less than half of the Fund?s assets.
Although bonds are often thought to be less risky than stocks, there have been periods when bond prices have fallen significantly because of rising interest
rates. For instance, prices of long-term bonds fell
 by almost 48% between
December 1976 and September 1981.
To illustrate the relationship between bond prices
 and interest rates, the
following table shows the effect of a 1% and a 2% change (both up and down) in interest rates on the values of three noncallable bonds of different maturities,
each with a face value of $1,000.
These figures are for illustration only; you should
 not regard them as an
indication of future performance of the bond market
 as a whole or the Fund
in particular.
How Interest Rate Changes Affect the Value of a
$1,000 Bond1
After a 1% After a 1% After a 2% After a 2%
Type of Bond (Maturity) Increase Decrease Increase
Decrease
Short-Term (2.5 years) $977 $1,024 $954 $1,049
Intermediate-Term (10 years) 922 1,086 851 1,180
Long-Term (20 years) 874 1,150 769 1,328
1 Assuming a 4% coupon.
Changes in interest rates can affect bond income as
 well as bond prices.
The Fund is subject to income risk, which is the chance that the Fund?s income will decline because of falling interest rates.
 A fund holding
bonds will experience a decline in income when interest rates fall because the fund then must invest in lower-yielding bonds.
Although income risk for short- and intermediate-term
 bonds?like those held by
the Fund?is considered moderate, this risk should be
 low for the Fund because
it invests only a portion of its assets in bonds.
Plain Talk About Bonds and Interest Rates
As a rule, when interest rates rise, bond prices fall.
 The opposite is also true:
Bond prices go up when interest rates fall. Why do bond
 prices and
interest rates move in opposite directions? Let?s assume
 that you hold a bond
offering a 4% yield. A year later, interest rates are on
 the rise and bonds of
comparable quality and maturity are offered with a 5% yield. With higheryielding bonds available, you would have trouble selling your 4%
 bond for the
price you paid?you would probably have to lower your asking price. On the other hand, if interest rates were falling and 3% bonds were being offered,
you should be able to sell your 4% bond for more than you paid.
How mortgage-backed securities are different: In general,
 declining interest
rates will not lift the prices of mortgage-backed securities?such as GNMAs?
as much as the prices of comparable bonds. Why? Because
 when interest
rates fall, the bond market tends to discount the prices of mortgage-backed securities for prepayment risk?the possibility that homeowners will refinance their mortgages at lower rates and cause the bonds to be paid off prior to maturity. In part to compensate for this prepayment possibility, mortgagebacked securities tend to offer higher yields than other bonds of comparable credit quality and maturity.
The Fund is subject to call risk, which is the chance
 that during periods
of falling interest rates, issuers of callable bonds may
 call (redeem)
securities with higher coupons or interest rates before their maturity dates. The Fund would then lose any price appreciation above the
bond?s call price and would be forced to reinvest the unanticipated proceeds at lower interest rates, resulting in a decline in the Fund?s
income. For mortgage-backed securities, this risk is known as prepayment risk.
Because the Fund invests only a portion of its assets in
 callable bonds and
mortgage-backed securities, call/prepayment risk for the
 Fund should be low.
The Fund is subject to credit risk, which is the chance that a bond issuer will fail to pay interest and principal in a timely manner, or that
negative perceptions of the issuer?s ability to make such
 payments will
cause the price of that bond to decline.
The credit quality of the Fund is expected to be very high, and thus credit risk should be low.
Plain Talk About Bond Maturities
A bond is issued with a specific maturity date?the date
 when the issuer must
pay back the bond?s principal (face value). Bond maturities range from less than 1 year to more than 30 years. Typically, the longer a bond?s maturity, the
more price risk you, as a bond investor, face as interest
 rates rise?but also
the higher yield you could receive. Longer-term bonds are more suitable for investors willing to take a greater risk of price fluctuations to get higher and more stable interest income. Shorter-term bond investors should be willing to
accept lower yields and greater income variability in return for less fluctuation in the value of their investment.
To a limited extent, the Fund is also exposed to event
 risk, which is the chance
that corporate fixed income securities held by the Fund may suffer a substantial decline in credit quality and market value because of a corporate restructuring or another corporate event.
The Fund?s bond holdings help to reduce?but not eliminate
?some of the stock
market volatility that may be experienced by the Fund.
Likewise, changes in
interest rates may not have as dramatic an effect on the
 Fund as they would on
a fund made up entirely of bonds. The Fund?s balanced portfolio, in the long run, should result in less investment risk?and a lower investment return?than a fund investing exclusively in common stocks.
Security Selection
Index sampling strategy. Because it would be very expensive and inefficient to buy and sell all the securities held in its target indexes, the Fund uses an index
?sampling? technique to select securities. Using sophisticated computer programs, the Fund generally selects a representative sample of securities that
approximates the full target indexes in terms of key
 characteristics. In its stock
portion, the Fund typically holds 1,200?1,300 of the
 stocks in the MSCI US
Broad Market Index and a representative sample of the
 remaining stocks. In its
bond portion, the Fund considers such factors as duration, cash flow, quality, and callability of the underlying bonds when sampling the Barclays Capital U.S.
Aggregate Float Adjusted Index. In addition, the Fund
 keeps industry sector and
subsector exposure for bonds within tight boundaries
 compared with that of
the Index.
Because the Fund does not hold all the securities in its target indexes, some of the securities (and issuers) that are held will likely be overweighted compared with the target indexes.
Plain Talk About Credit Quality
A bond?s credit-quality rating is an assessment of the
 issuer?s ability to pay
interest on the bond and, ultimately, to repay the principal. Credit quality is evaluated by one of the nationally recognized statistical rating organizations (for
example, Moody?s or Standard & Poor?s) or through independent analysis conducted by a fund?s advisor. The lower the rating, the greater the chance?in
the rating agency?s or advisor?s opinion?that the bond
 issuer will default, or
fail to meet its payment obligations. All things being equal, the lower a bond?s credit rating, the higher its yield should be to compensate investors for assuming additional risk. Investment-grade bonds are those rated in one of the four highest ratings categories. A fund may treat an unrated bond as investment-grade if warranted by the advisor?s analysis.

The following table shows the number of stocks and bonds
 held by the Fund?s
target index as of June 30, 2011.
The Fund is subject to index sampling risk, which is
 the chance that
the securities selected for the Fund will not provide
investment
performance matching that of the Fund?s target
indexes.
Types of bonds. The Fund?s target index for bonds,
 the Barclays Capital U.S.
Aggregate Float Adjusted Index, measures a wide
spectrum of investmentgrade
fixed income securities in the United States?including
 government,
corporate, and international dollar-denominated bonds,
 as well as mortgagebacked
and asset-backed securities, all with maturities of
more than 1 year.
An explanation of each type of bond follows:
? U.S. government and agency bonds represent loans by
 investors to the U.S.
Treasury Department or a wide variety of government
agencies and
instrumentalities. Timely payment of principal and
interest on U.S. Treasury
bonds is always guaranteed by the full faith and
credit of the U.S. government;
many (but not all) agency bonds have the same guarantee.
? Corporate bonds are IOUs issued by businesses that
want to borrow money
for some purpose?often to develop a new product or
service, to expand into a
new market, or to buy another company. As with other
 types of bonds, the
issuer promises to repay the principal on a specific
 date and to make interest
payments in the meantime. The amount of interest
offered depends both on
market conditions and on the financial health of the
 corporation issuing the
bonds; a company whose credit rating is not strong
will have to offer a higher
interest rate to obtain buyers for its bonds.
Corporate bonds include securities
that are backed by a pool of underlying assets
(asset-backed securities) or
commercial mortgages (commercial mortgage-backed
 bonds). The Fund expects
to purchase only investment-grade corporate bonds.
? Mortgage-backed securities represent interests
in underlying pools of
mortgages. Unlike ordinary bonds, which generally
pay a fixed rate of interest at
regular intervals and then repay principal upon
maturity, mortgage-backed
securities pass through both interest and principal
 from underlying mortgages
as part of their regular payments. Because the
mortgages underlying the
securities can be prepaid at any time by homeowners
 or corporate borrowers,
Number of Securities
in Target Index
Stocks 3,377
Bonds 7,979
mortgage-backed securities are subject to prepayment
 risk. These types of
securities are issued by a number of government
agencies, including the
Government National Mortgage Association (GNMA),
the Federal Home Loan
Mortgage Corporation (FHLMC), and the Federal
National Mortgage Association
(FNMA). GNMAs are guaranteed by the full faith and
 credit of the U.S.
government as to the timely payment of principal
and interest; mortgage-backed
securities issued by other government agencies or
private corporations are not.
The Fund may also invest in conventional mortgage-
backed securities?which
are packaged by private corporations and are not
guaranteed by the U.S.
government?and enter into mortgage-dollar-roll
transactions. In a mortgagedollar-
roll transaction, a fund sells mortgage-backed
securities to a dealer and
simultaneously agrees to purchase similar securities
 in the future at a
predetermined price. These transactions simulate an
 investment in mortgagebacked
securities and have the potential to enhance the
Fund?s returns and
reduce its administrative burdens, compared with
holding mortgage-backed
securities directly. These transactions may increase
 a fund?s portfolio turnover
rate. Mortgage dollar rolls will be used only if
consistent with the Fund?s
investment objective and risk profile.
? International dollar-denominated bonds are bonds
 denominated in U.S. dollars
and issued by foreign governments and companies.
To the extent that it owns
foreign bonds, the Fund is subject to country risk,
 which is the chance that world
events?such as political upheaval, financial troubles,
 or natural disasters?will
adversely affect the value of securities issued by
companies in foreign countries.
In addition, the prices of foreign stocks and the
prices of U.S. stocks have, at
times, moved in opposite directions. Because the
bond?s value is designated in
dollars rather than in the currency of the issuer?s
 country, the investor is not
exposed to currency risk; rather, the issuer assumes
 the risk, usually to attract
U.S. investors.
Other Investment Policies and Risks
The Fund reserves the right to substitute a different
 index for either of the
indexes that it currently tracks if a current index
is discontinued, if the Fund?s
agreement with the sponsor of a current index is
terminated, or for any other
reason determined in good faith by the Fund?s board
 of trustees. In any such
instance, the substitute index would measure the
same market segment as the
current index.
The Fund may invest in foreign stocks to the extent
 necessary to carry out its
investment strategy of holding a representative
sample of the stocks that make
up the index it tracks. It is not expected that the
Fund will invest more than 5%
of its assets in foreign stocks.
Up to 20% of the bond portion of the Fund may be used
 to purchase nonpublic,
investment-grade securities, generally referred to
as 144A securities, as well as
smaller public issues or medium-term notes not included
 in the Barclays Capital
U.S. Aggregate Float Adjusted Index because of the
size of the issue. Subject to
the same 20% limit, the Fund also may invest in
relatively conservative classes
of collateralized mortgage obligations (CMOs), which
 offer a high degree of
cash-flow predictability and a low level of
vulnerability to mortgage prepayment
risk. To reduce credit risk, these CMOs are purchased
 only if issued by agencies
of the U.S. government or by private companies that
carry high-quality
investment-grade ratings. The vast majority of any
such securities will have
characteristics and risks similar to those in the
Index.
The Fund may invest, to a limited extent, in derivatives.
 Generally speaking, a
derivative is a financial contract whose value is based
 on the value of a financial
asset (such as a stock, bond, or currency), a physical
asset (such as gold, oil, or
wheat), or a market index (such as the S&P 500 Index).
Investments in
derivatives may subject the Fund to risks different from,
 and possibly greater
than, those of the underlying securities, assets, or
market indexes. The Fund will
not use derivatives for speculation or for the purpose
of leveraging (magnifying)
investment returns.
The Fund may purchase money market instruments and certain
 derivatives in
order to manage cash flow into and out of the Fund,
reduce the Fund?s
transaction costs, or add value when these instruments
 are favorably priced.
Vanguard may invest a small portion of the Fund?s assets
 in shares of stock and
bond exchange-traded funds (ETFs). ETFs provide returns
 similar to those of the
stocks and bonds listed in an index or in a subset of an
 index. Vanguard may
purchase ETFs when doing so will reduce the Fund?s
transaction costs or add
value because the ETFs are favorably priced.
In the More on the Fund section, the following is added
 immediately following
?Cash Management?:
Temporary Investment Measures
The Fund may temporarily depart from its normal
investment policies and
strategies when doing so is believed to be in the Fund?s
 best interest, so long as
the alternative is consistent with the Fund?s investment
 objective. For instance,
the Fund may invest beyond the normal limits in derivatives
 or ETFs that are
consistent with the Fund?s objective when those instruments
 are more favorably
priced or provide needed liquidity, as might be the case
 when the Fund receives
large cash flows that it cannot prudently invest immediately.
In the More on the Fund section, ?Turnover Rate? is replaced with the following:
Although the Fund normally seeks to invest for the long term, it may sell
securities regardless of how long they have been held. Generally, index-oriented
funds sell securities only in response to redemption requests or changes in the
composition of its target index. The Financial Highlights
section of this
prospectus shows historical turnover rates for the Fund. A
 turnover rate of
100%, for example, would mean that the Fund had sold and
replaced securities
valued at 100% of its net assets within a one-year period.
Note that the figures
shown in the Financial Highlights section reflect turnover
rates of the Asset
Allocation Fund prior to the changes to its investment
objective and primary
investment strategies. The average turnover rate for balanced funds was
approximately 59%, as reported by Morningstar, Inc., on
December 31, 2010.
In the More on the Fund section, ?Investment Advisor? is
restated as follows:
The Vanguard Group, Inc. (Vanguard), P.O. Box 2600, Valley
 Forge, PA 19482,
which began operations in 1975, serves as advisor to the
Fund through its
Quantitative Equity and Fixed Income Groups. As of June 30,
 2011, Vanguard
served as advisor for approximately $1.4 trillion in assets.
 Vanguard manages the
Fund on an at-cost basis, subject to the supervision and
oversight of the
trustees and officers of the Fund.
For the fiscal year ended September 30, 2010, the advisory
 fee paid to the
Fund?s former advisor, Mellon Capital Management
Corporation, represented an
effective annual rate of 0.11% of the Fund?s average net
 assets before a
performance-based decrease of 0.06%.
For a discussion of why the board of trustees approved
 the Fund?s investment
advisory agreement, see the most recent annual report
 to shareholders covering
the fiscal year ended September 30.
Vanguard?s Quantitative Equity and Fixed Income Groups
 are overseen by:
George U. Sauter, Chief Investment Officer and
Managing Director of Vanguard.
As Chief Investment Officer, he is responsible for
 the oversight of Vanguard?s
Quantitative Equity and Fixed Income Groups. The
investments managed by
these two groups include active quantitative equity funds,
 equity index funds,
active bond funds, index bond funds, stable value
portfolios, and money market
funds. Since joining Vanguard in 1987, Mr. Sauter has
 been a key contributor to
the development of Vanguard?s stock indexing and
active quantitative equity
investment strategies. He received his A.B. in
Economics from Dartmouth
College and an M.B.A. in Finance from the University
 of Chicago.
Sandip A. Bhagat, CFA, Principal of Vanguard and head
 of Vanguard?s
Quantitative Equity Group. He has oversight
responsibility for all active
quantitative equity funds and all equity index funds
 managed by the Quantitative
Equity Group. He has managed investment portfolios
since 1987 and has been
with Vanguard since 2009. He received his B.S. in
Chemical Engineering from
the University of Bombay, India, and an M.S. in
Chemical Engineering and an
M.B.A. from the University of Connecticut.
Robert F. Auwaerter, Principal of Vanguard and head
 of Vanguard?s Fixed
Income Group. He has direct oversight responsibility
for all money market funds,
bond funds, and stable value portfolios managed by
 the Fixed Income Group. He
has managed investment portfolios since 1978 and
has been with Vanguard
since 1981. He received his B.S. in Finance from
The Wharton School of the
University of Pennsylvania and an M.B.A. from
Northwestern University.
Kenneth E. Volpert, CFA, Principal of Vanguard and
 head of Vanguard?s Taxable
Bond Group. He has direct oversight responsibility
 for all taxable bond funds
managed by the Fixed Income Group. He has managed
investment portfolios
since 1982 and has been with Vanguard since 1992.
He received his B.S. from
the University of Illinois and an M.B.A. from the
University of Chicago.
The managers primarily responsible for the
day-to-day management of the
Fund are:
Gregory Davis, CFA, Principal of Vanguard and head
of Vanguard?s Bond Index
Group. He has worked in investment management for
Vanguard since 1999; has
managed investment portfolios since 2000; and has
managed the bond portion
of the Fund since September 2011. Education: B.S.,
 The Pennsylvania State
University; M.B.A., The Wharton School of the
University of Pennsylvania.
Michael Perre, Principal of Vanguard. He has been
 with Vanguard since 1990;
has managed investment portfolios since 1999; and
has managed the stock
portion of the Fund since September 2011.
Education: B.A., Saint Joseph?s
University; M.B.A., Villanova University.
The Statement of Additional Information provides
information about each
portfolio manager?s compensation, other accounts
 under management, and
ownership of shares of the Fund.
In the Investing With Vanguard section, the first
 paragraph of ?Purchasing
Shares?Account Minimums for Admiral Shares? is
restated as follows:
To open and maintain an account. $50,000. If you
 request Admiral Shares
when you open a new account, but the investment
amount does not meet the
account minimum for Admiral Shares, your investment
 will be placed in Investor
Shares of the Fund. Institutional clients should
contact Vanguard for information
on special eligibility rules that may apply to them.

In the Investing With Vanguard section, ?Converting
 Shares?Conversions
from Investor Shares to Admiral Shares? is restated
 as follows:
Self-directed conversions. If your account balance
 in the Fund is at least
$50,000, you may ask Vanguard to convert your Investor Shares to Admiral
Shares. You can request a conversion online (if you
 are a registered user of
vanguard.com), by telephone, or by mail. Institutional
 clients should contact
Vanguard for information on special eligibility rules
 that may apply to them. See
Contacting Vanguard.
Automatic conversions. Vanguard conducts periodic reviews of account balances and may, if your account balance in the Fund exceeds $50,000,
automatically convert your Investor Shares to Admiral
 Shares. You will be notified
before an automatic conversion occurs and will have an opportunity to instruct
Vanguard not to effect the conversion. Institutional
 clients should contact
Vanguard for information on special eligibility rules
 that may apply to them.
In the Glossary of Investment Terms section, the terms Asset Allocation
Composite Index, Barclays Capital U.S. Long Treasury
 Bond Index, Money
Market Instruments, Principal, and Standard & Poor?s
 500 Index are deleted, and
the following terms are added:
Active Management. An investment approach that seeks
 to exceed the
average returns of a particular financial market or
 market segment. Active
managers rely on research, market forecasts, and their own judgment and experience in selecting securities to buy and sell.
Balanced Composite Index. An index that is weighted
60% Dow Jones
Wilshire 5000 Index and 40% Lehman Brothers U.S.
Aggregate Bond Index
through May 31, 2005; and 60% MSCI US Broad Market
 Index and 40%
Barclays Capital U.S. Aggregate Bond Index through
December 31, 2009, after
which the Barclays index was replaced by the Barclays
 Capital U.S. Aggregate
Float Adjusted Index.
Coupon. The interest rate paid by the issuer of a debt security until its maturity.
It is expressed as an annual percentage of the face
 value of the security.
Duration. A measure of the sensitivity of bond?and bond fund?prices to interest rate movements. For example, if a bond has a duration of two years, its
price would fall by approximately 2% when interest rates rose by 1%. On the other hand, the bond?s price would rise by approximately 2% when interest rates fell by 1%.
Face Value. The amount to be paid at a bond?s maturity;
 also known as the par
value or principal.
Float-Adjusted Index. An index that weights its constituent securities based on the value of the constituent securities that are available for public trading, rather than the value of all constituent securities. Some portion of an issuer?s securities
may be unavailable for public trading because, for
 example, those securities are
owned by company insiders on a restricted basis or
 by a government agency. By
excluding unavailable securities, float-adjusted indexes can produce a more accurate picture of the returns actually experienced by investors in the
measured market.
Investment-Grade Bond. A debt security whose credit
 quality is considered by
independent bond-rating agencies, or through independent
 analysis conducted
by a fund?s advisor, to be sufficient to ensure timely payment of principal and interest under current economic circumstances. Debt securities rated in one of
the four highest rating categories are considered
?investment-grade.? Other
debt securities may be considered by an advisor to be investment-grade.
Median Market Capitalization. An indicator of the size
 of companies in which a
fund invests; the midpoint of market capitalization
(market price x shares
outstanding) of a fund?s stocks, weighted by the proportion of the fund?s assets invested in each stock. Stocks representing half of the fund?s assets have market capitalizations above the median, and the rest are below it.
Passive Management. A low-cost investment strategy
 in which a mutual fund
attempts to track?rather than outperform?a specified
 market benchmark or
?index?; also known as indexing.
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CFA? is a trademark owned by CFA Institute.
THIS FUND IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED
 BY MSCI INC. (?MSCI?), ANY OF ITS AFFILIATES,
ANY OF ITS DIRECT OR INDIRECT INFORMATION PROVIDERS OR
 ANY OTHER THIRD PARTY INVOLVED IN, OR
RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI
 INDEX (COLLECTIVELY, THE ?MSCI PARTIES?). THE
MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI
 AND THE MSCI INDEX NAMES ARE SERVICE
MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED
 FOR USE FOR CERTAIN PURPOSES BY
VANGUARD. NONE OF THE MSCI PARTIES MAKES ANY
REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED,
TO THE OWNERS OF THIS FUND OR ANY MEMBER OF THE
 PUBLIC REGARDING THE ADVISABILITY OF INVESTING
IN FUNDS GENERALLY OR IN THIS FUND PARTICULARLY
 OR THE ABILITY OF ANY MSCI INDEX TO TRACK
CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR
 ITS AFFILIATES ARE THE LICENSORS OF CERTAIN
TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF
 THE MSCI INDEXES WHICH ARE DETERMINED,
COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD
TO THIS FUND OR THE ISSUER OR OWNER OF THIS
FUND. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION
 TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF
THIS FUND INTO CONSIDERATION IN DETERMINING,
COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF
THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS
PARTICIPATED IN THE DETERMINATION OF THE TIMING OF,
PRICES AT, OR QUANTITIES OF THIS FUND TO BE
ISSUED OR IN THE DETERMINATION OR CALCULATION OF
THE
CONSIDERATION INTO WHICH THIS FUND IS REDEEMABLE.
NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR
LIABILITY TO THE OWNERS OF THIS FUND IN CONNECTION
 WITH THE ADMINISTRATION, MARKETING OR
OFFERING OF THIS FUND.
ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION
 IN OR FOR USE IN THE CALCULATION OF THE MSCI
INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE,
 NONE OF THE MSCI PARTIES WARRANTS OR
GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE
COMPLETENESS OF ANY MSCI INDEX OR ANY DATA
INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES
 ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO
BE OBTAINED BY LICENSEE, LICENSEE?S CUSTOMERS OR
COUNTERPARTIES, ISSUERS OF THE FUNDS, OWNERS OF
THE FUNDS, OR ANY OTHER PERSON OR ENTITY, FROM
THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED
THEREIN IN CONNECTION WITH THE RIGHTS LICENSED
HEREUNDER OR FOR ANY OTHER USE. NONE OF THE MSCI
PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS,
OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH
ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN.
FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS
OR
IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES
 HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE,
 WITH RESPECT TO ANY MSCI INDEX AND ANY DATA
INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE
FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES
HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL,
 PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES
(INCLUDING WITHOUT LIMITATION LOST PROFITS) EVEN IF
 NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
? 2011 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. PS 78 092011